Exhibit (a)(1)(F)

Armor TPG Holdings Commences Tender Offer

For Up To 4,435,935 Shares Of Armstrong World Industries

Common Stock At $22.31 Per Share

Offer Being Made To Comply With Governing Documents

Fort Worth, TX, September 3, 2009 – Armor TPG Holdings LLC (Armor TPG), a company owned by private equity funds affiliated with TPG Capital, today announced that it is commencing a tender offer to purchase up to 4,435,935 shares of common stock of Armstrong World Industries, Inc. (NYSE: AWI) for $22.31 per share in cash without interest and less any required withholding taxes.

The tender offer will expire at 12:00 Midnight, New York City time, at the end of Thursday, October 1, 2009, unless extended in accordance with the terms of the offer to purchase and the applicable rules and regulations of the SEC.

As previously announced, the purpose of the offer is to comply with certain requirements in AWI’s governing documents, following Armor TPG’s acquisition of seven million shares of AWI’s common stock and an economic interest in approximately 1 million additional shares of AWI’s common stock from the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust on August 28, 2009.

On September 2, 2009, the last trading day prior to the commencement of the offer, the closing price of shares of AWI’s common stock as reported by the New York Stock Exchange was $29.21. Therefore, if shareholders wish to sell their shares of AWI common stock, they may be able to obtain a higher price by selling shares in the open market or otherwise rather than pursuant to the offer. Armor and TPG urge shareholders to obtain current market quotations for their shares before deciding whether to tender shares in the offer.

Questions and requests for assistance may be directed to the Information Agent for the offer, Georgeson Inc., at (212) 440-9800 or (888) 219-8353 (toll free).

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992 with approximately $45 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Fort Worth, Washington, D.C., Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital’s investments span a variety of industries including industrials, retail, consumer, financial services, travel and entertainment, technology, media and communications, and healthcare. Please visit www.tpg.com.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of AWI. Armor and certain funds affiliated with TPG Capital are today filing with the SEC a tender offer statement on Schedule TO containing an offer to purchase, a related letter of transmittal and other documents relating to the offer, setting forth in detail the terms of the offer, including the conditions to the offer.

THE OFFER WILL BE MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE AWI BOARD OF DIRECTORS IS REQUIRED BY LAW TO COMMUNICATE ITS VIEWS REGARDING THE OFFER TO AWI SHAREHOLDERS IN A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 TO BE FILED WITH THE SEC WITHIN TEN BUSINESS DAYS FROM THE DATE THE OFFER IS COMMENCED. SHAREHOLDERS OF AWI ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE.

The offer to purchase and related letter of transmittal will be mailed to stockholders of record and furnished to brokers, dealers, banks and trust companies for forwarding to their clients who are beneficial owners of AWI shares. The tender offer statement (including the offer to purchase, the related letter of transmittal and all other offer documents filed by Armor and funds affiliated with TPG Capital with the SEC) and the AWI solicitation/recommendation statement will also be available for free at the SEC’s website at www.sec.gov.

Contact:

For TPG Capital:	Kristin Celauro
Owen Blicksilver Public Relations, Inc.
732-291-5456

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